Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the financial statements of Prime Impact Acquisition I included in Cheche Group Inc.’s final prospectus, filed with the Commission on August 31, 2023 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-4, as amended (File No. 333-273400), which is incorporated herein by reference. We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 24, 2023